Schedule A

FUNDS

Effective as of the Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.75000%
For the next $2.5 billion	0.73125%
For the next $2.5 billion	0.71250%
For the next $2.5 billion	0.69375%
For the amount over $10 billion	0.67500%

Fund	Ticker	Effective Date of Agreement
FT Cboe Vest DJIA® Dogs 10 Target Income ETF	DOGG	April 24, 2023

Effective as of the Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
First $2.5 billion	0.65000%
$2.5 billion to $5 billion	0.63375%
$5 billion to $7.5 billion	0.61750%
$7.5 billion to $10 billion	0.60125%
$10 billion to $15 billion	0.58500%
Greater than $15 billion	0.55250%

Fund	Ticker	Effective Date of Agreement
First Trust Intermediate Government Opportunities ETF	MGOV	July 26, 2023